Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of November 13, 2006 (the “Effective Date”), is entered into between Max Re Capital Ltd. (the “Company”) and W. Marston Becker (“Executive”).

WHEREAS, the Company employs Executive as its Chairman and Chief Executive Officer pursuant to a certain Consulting Agreement dated on or about October 30, 2006 (“Consulting Agreement”); and

WHEREAS, the Company desires to retain the services of Executive and Executive desires to work for and be employed by the Company in the capacity set forth above; and

WHEREAS, the parties now desire to enter into this Agreement (the “Agreement”) replacing and superseding the Consulting Agreement and setting forth the terms and conditions of the employment relationship of Executive with the Company;

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

ARTICLE I.

EMPLOYMENT, DUTIES AND RESPONSIBILITIES

1.1 Employment.

(a) The Company shall employ Executive as Chairman and Chief Executive Officer of the Company. Executive agrees to devote his full business time, efforts and energies to the performance of his duties hereunder. Executive agrees to continue to serve on the board of any affiliate as a director and/or to serve as an officer of any affiliate at a level commensurate with his position as may be reasonably requested by the Board of Directors (“Board”) without additional compensation. Executive further agrees to serve as the principal representative of any Bermuda insurance or reinsurance subsidiary of the Company, for the purposes of the Bermuda Insurance Act 1978 (as amended). Executive’s principal office location and the executive offices of the Company shall be in Bermuda. Notwithstanding the foregoing, to the extent the following do not materially interfere with the performance of Executive’s duties hereunder, Executive shall be permitted to (i) manage his personal affairs; (ii) be involved with charitable and professional activities and (iii) with the consent of the Board, which consent shall not be unreasonably withheld, conditioned or delayed, serve on the board of directors of non-charitable entities.

(b) Executive agrees that, so long as he is employed by the Company, he will not own, directly or indirectly, any controlling or substantial stock or other beneficial interest in any business enterprise which is engaged in, or competitive with, any business engaged in by the Company. Notwithstanding the foregoing, Executive (i) shall be permitted to maintain his equity holdings in his prior employer and (ii) may own, directly or indirectly, up to two percent (2%) of the outstanding capital stock or debt of any business having a class of capital stock that is traded on any national stock exchange or on the over-the-counter market and upon approval of the Board may be a passive investor in investment entities so long as his interest therein is less than two percent (2%).

1.2 Duties and Responsibilities. Executive shall have such authority, duties and responsibilities as are customary and consistent with the positions he holds and such other duties and responsibilities as are determined from time to time by the Board and commensurate with his position. During the Term, Executive shall report solely and directly to the Board.

ARTICLE II.

TERM

2.1 Term. The term of employment under this Agreement (the “Term”) shall commence on November 13, 2006 (the “Commencement Date”) and subject to earlier termination under Article V, continue for a period of five (5) years. Upon termination of the Term or as soon thereafter as possible, howsoever terminated, Executive shall deliver to the Company and each affiliate of the Company, if applicable, letters of resignation from directorships, officerships and any appointment as principal representative (referred to in Section 1.1 above). This obligation shall survive termination of the Executive’s employment.

ARTICLE III.

COMPENSATION

3.1 Salary, Bonuses and Benefits. As compensation and consideration for the performance by Executive of his obligations under this Agreement, Executive shall be entitled to the following (subject, in each case, to the provisions of Article V hereof):

(a) The Company shall pay Executive a base salary during the Term, payable in accordance with the normal payment procedures of the Company as they may exist from time to time and subject to such withholdings and other normal employee deductions as may be required by law, at the rate of $750,000 (U.S.) per annum. The Company agrees to review such compensation not less frequently than annually during the Term commencing in January, 2008. Once increased, the base salary shall not be reduced. The base salary as increased from time to time shall be referred to herein as “Base Salary.”

(b) Executive shall participate during the Term in such pension, life insurance, health, disability and major medical insurance plans, and in such other employee benefit plans and programs and fringes and perquisites, for the benefit of the employees of the Company, as may be maintained from time to time during the Term, in each case to the extent and in the manner available to other senior executives or officers of the Company and subject to the terms and provisions of such plans or programs. In addition, Executive shall receive an automobile allowance of $1000 per month, the payment of country club dues not to exceed $1,000 per month, and the payment of a housing allowance not to exceed $15,000 (U.S.) per month (plus a gross-up to the extent and in the manner provided to other Company senior executive officers who are subject to U.S. income tax), or, if more favorable to Executive in the aggregate, as otherwise provided by the Company for senior executive officers of the Company. Notwithstanding the foregoing, Executive’s housing allowance shall be no less than any other executive officer of the Company, however the housing allowance provided hereunder will not commence until the Executive has leased housing in Bermuda.

(c) For each calendar year beginning with 2006 (the “Bonus Year”), the Company shall pay a bonus to Executive based on pre-established performance goals established by the Board with a target bonus of 100% of Base Salary and a range from 0% to 250% of Base Salary (the “Bonus”); provided however that Executive’s 2006 Bonus will be prorated based on the portion of 2006 Executive serves as Chief Executive Officer of the Company. Any such Bonus shall be payable no later than March 15 of the year following the year to which such Bonus relates.

(d) Executive shall be entitled to six weeks of paid vacation in accordance with the Company policy as it may exist from time to time (but not necessarily consecutive vacation weeks) during each year of the Term.

(e) Upon execution of this Agreement, the Company shall grant Executive (i) restricted common stock (the “Restricted Stock”) in the amount of 100,000 shares minus any amount of Shares received by Executive pursuant to his Consulting Agreement with the Company dated October 30, 2006 and (ii) a stock option to acquire 325,000 shares of the Company’s common stock pursuant to the Company’s stock incentive plan (the “Plan”) and consistent with the terms set forth in this paragraph (e).

(i) 33-1/3% of the Restricted Stock and 33-1/3% of the Stock Options shall vest on January 1, 2007 (“Tranche 1”);

(ii) 33-1/3% of the Restricted Stock and Stock Options shall vest on January 1, 2008 if the book value of the underlying common shares on December 31, 2007 is at least 10% greater than Baseline 1 (such number which is exactly 10% more than Baseline 1 to be referred to as “Baseline 2”); provided, that, Executive is still employed by the Company on the vesting date (“Tranche 2”). “Baseline 1” shall mean the book value of the underlying common shares on December 31, 2006.

(iii) 33-1/3% of the Restricted Stock and Stock Options shall vest on January 1, 2009 if the book value of the underlying common shares on December 31, 2008 is at least 10% greater than Baseline 2 on December 31, 2007 (such number which is exactly 10% more than Baseline 2 to be referred to as “Baseline 3”); provided, that, Executive is still employed by the Company on the vesting date. If Tranche 2 is not vested on January 1, 2008, but Baseline 3 is achieved as of December 31, 2008, then both such tranches shall vest as of January 1, 2009; provided, that, Executive is still employed by the Company on the vesting date.

Example: Assume the book value of a common share is $100 on December 31, 2006. Therefore, Baseline 2 is $110 and Baseline 3 is $121. As such, as long as the book value is at least $121 by December 31, 2008, 100% of the Restricted Stock and Stock Options shall vest if Executive is employed as of the relevant vesting date(s).

(iv) Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause (as defined below) or Executive’s employment is terminated by the Executive for Good Reason (as defined below), or following a Change in Control (as defined below) or in the event Executive ceases employment with the Company at the end of the Term, all unvested Restricted Stock and Stock Options granted in accordance with this paragraph (e) and any past or future equity awards granted to Executive by the Company shall become immediately vested in full upon such termination or cessation of employment.

(v) In the event Executive dies or Executive’s employment is terminated by the Company for Disability (as defined below) at any time during the Term, all unvested Restricted Stock granted under this paragraph (e) shall become immediately vested upon such termination.

For purposes of this Agreement, a Change in Control shall mean (i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company or Max Re Ltd.; (ii) any “person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent 51% or more of the combined voting power of the Company’s then outstanding voting securities; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board whose nomination by the shareholders of the Company was approved by a vote of the Board then still in office who are either directors at the beginning of such period or whose election or nomination for election was so previously approved) cease for any reason to constitute a majority of the Board then in office; or (iv) the Board or the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 80% of the total voting power represented by the voting securities of the Company immediately after such merger or consolidation, or the Board or shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one or a series of transactions) of all or substantially all of the Company’s assets.

3.2 Expenses. The Company will reimburse Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during the Term in accordance with the Company’s policies relating to business-related expenses as in effect from time to time during the Term. Executive shall have access to private air charter as needed in his reasonable discretion and in accordance with Company policy. Executive shall submit quarterly to the Company’s Audit and Risk Management Committee an accounting of all use of private air charter utilized by Executive. In the event of Executive’s termination for any reason, all payments required by this paragraph will be paid no more than thirty (30) days following the Date of Termination.

ARTICLE IV.

EXCLUSIVITY, ETC.

4.1	Restrictive Covenants.

(a) Return of Property and Nondisclosure. Upon termination or expiration of his employment, Executive will promptly deliver to the Company all data, lists, information, memoranda, documents and all other property belonging to the Company or containing “Confidential Information” (as defined below), including, among other things, that which relates to services performed by Executive for the Company or any affiliate, or was created or obtained by Executive while performing services for the Company or any affiliate or by virtue of Executive’s relationship with the Company or any affiliate, except that Executive shall have no obligation to deliver to the Company his rolodex, calendars and any documents containing Executive’s personal contacts or information. Except (i) as required in order to perform his obligations under this Agreement, (ii) as may otherwise be required by law or any legal process, or (iii) as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), Executive shall not, without the express prior written consent of the Company, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly, in any way, for any person or entity, any of the Company’s or any affiliate’s Confidential Information at any time (during or after Executive’s employment). For purposes of this Agreement, “Confidential Information” of the Company shall mean any valuable, competitively sensitive data and information related to the Company’s or any affiliate’s business including, without limitation Trade Secrets (as defined below) that are not generally known by or readily available to the Company’s or any affiliate’s competitors other than as a result of an improper disclosure directly or indirectly by Executive. “Trade Secrets” shall mean information or data of the Company or any affiliates including, but not limited to, technical or non-technical data, financial information, programs, devices, methods, techniques, drawings, processes, financial plans, product plans, or lists of actual or potential customers or suppliers, that: (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (B) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

(b) Post-Employment Property. Executive agrees that any and all intellectual property that Executive invents, discovers, originates, makes, conceives, creates or authors either solely or jointly with others and that is the result of or is substantially derived from Confidential Information shall be the sole and exclusive property of the Company unless in the public domain. Executive shall promptly and fully disclose all such property to the Company, shall provide the Company with any information that it may reasonably request about such property and shall execute such agreements, assignments or other instruments as may be reasonably requested by the Company to reflect such ownership by the Company.

(c) Protection of the Business; Nonsolicitation. Executive acknowledges that as the Company’s Chief Executive Officer, he has access to substantial Confidential Information, including information regarding the Company’s clients, customers, goals, strategies, pricing, and trade secrets. Executive further acknowledges that should he leave the Company and become employed by or in any way affiliated with a competitor of the Company, he inevitably would disclose the Company’s Confidential Information in the course of providing services to such competitor. Therefore, and in light of the substantial compensation and severance payments Executive is eligible to receive under this Agreement, Executive hereby covenants as follows: During the Term and until the first anniversary of Executive’s Date of Termination (as defined below) for any reason, (i) Executive will not anywhere within the geographical areas in which the Company or any subsidiary (the “Designated Entities”) are conducting their business operations or providing services as of the Date of Termination, pursue any Company or subsidiary project known to Executive and which the Designated Entities are actively pursuing, developing or attempting to develop as of the Date of Termination (or within six (6) months prior to the Date of Termination) while the Company is (or is contemplating actively) pursuing such project directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization; (ii) Executive will not solicit, contact, interfere with, contract with, or endeavor to entice away from any of the Designated Entities (aa) any of the Designated Entities’ current clients or customers, (bb) any persons or entities that were customers or clients of any of the Designated Entities at any time in the one (i) year prior to the Date of Termination, or (cc) any potential client or customer that any of the Designated Entities were actively pursuing or contemplating actively pursuing during Executive’s employment; and (iii) Executive shall not solicit any officer, employee (other than secretarial staff) or consultant of any of the Designated Entities to leave the employ of any of the Designated Entities.

(d) Non-Disparage. The parties acknowledge and agree that they will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other party, and in the case of the Company, its officers, directors, partners, employees, affiliates, or agents thereof in either a professional or personal manner, except that the foregoing shall not limit normal competitive activities.

(e) Blue Pencil. If, at any time, the provisions of this Section 4.1 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 4.1 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive and the Company agree that this Section 4.1 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

4.2 Remedies. Executive acknowledges that the Company’s remedy at law for a breach by him of the provisions of this Article IV will be inadequate. Accordingly, in the event of a breach or threatened breach by Executive of any provision of this Article IV, the Company shall be entitled to seek injunctive relief in Bermuda or elsewhere in addition to any other remedy it may have. If any of the provisions of, or covenants contained in, this Article IV are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. If any of the provisions of, or covenants contained in, this Article IV are held to be unenforceable in any jurisdiction because of the duration or geographical scope thereof, the parties agree that the court making such determination shall have the power to reduce the duration or geographical scope of such provision or covenant and, in its reduced form, such provision or covenant shall be enforceable; provided, however, that the determination of such court shall not affect the enforceability of this Article IV in any other jurisdiction.

ARTICLE V.

TERMINATION

5.1 Termination by the Company with Cause. The Company shall have the right to terminate Executive’s employment at any time with “Cause” by providing a Notice of Termination to Executive not more than thirty (30) days after the Board’s actual knowledge of the Cause event, and such termination shall not be deemed to be a breach of this Agreement. For purposes of this Agreement, “Cause” shall mean (i) habitual drug or alcohol use which impairs the ability of Executive to perform his duties hereunder; (ii) Executive’s conviction during the Term by a court of competent jurisdiction, or a pleading of “no contest” or guilty to a felony or the equivalent if outside the United States; (iii) Executive’s engaging in fraud, embezzlement or any other illegal conduct with respect to the Company which acts are materially harmful to, either financially, or to the business reputation of, the Company; (iv) Executive’s willful violation of Article IV hereof; (v) Executive’s willful failure or refusal to perform his duties hereunder (other than such failure caused by Executive’s Disability or while on vacation), after a written demand for performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has failed or refused to perform his duties, or (vi) Executive otherwise breaches any material provision of this Agreement which is not cured, if curable, within 30 days after written notice thereof. Executive will be given the opportunity within five (5) calendar days of receipt of such notice to meet with the Board to defend such act or acts or failure to act. No act or failure to act by Executive shall be deemed “willful” unless done, or omitted to be done, (i) by Executive not in good faith and (ii) without a reasonable belief that his action or omission was in the best interest of the Company. However, acts or failures to act will not be deemed to be “willful” if Executive is specifically directed to take (or not take) such action by the Board, unless Executive in good faith believes such directives are illegal and Executive promptly notifies the Board thereof. For avoidance of doubt, the replacement of the Executive as Chairman of the Board of Directors (or any reduction in Executive’s duties as Chairman of the Board of Directors) will not constitute a termination of Executive’s employment with or without Cause under this Agreement, and Executive shall remain employed in that event as Chief Executive Officer of the Company at the same compensation and with the same benefits as otherwise provided herein.

5.2. Death. In the event Executive dies during the Term, his employment shall automatically terminate effective on the date of his death and such termination shall not be deemed to be a breach of this Agreement.

5.3. Disability. In the event that Executive shall suffer a mental or physical disability which shall have prevented him from performing his material duties hereunder for a period of at least one-hundred eighty (180) consecutive days or one-hundred eighty (180) non-consecutive days within any 365 day period, the Company shall have the right to terminate Executive’s employment for “Disability,” such termination to be effective upon the giving of notice thereof to Executive in accordance with Section 6.3 hereof and such termination shall not be deemed to be a breach of this Agreement or any law. In such event, Executive’s employment hereunder shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided, that, Executive shall not have returned to full-time performance of his duties hereunder within thirty (30) days following receipt of such notice.

5.4. Good Reason. Executive may terminate his employment with the Company for “Good Reason” within thirty (30) days after Executive has knowledge of the occurrence, without Executive’s written consent, of one of the following events that has not been cured, if curable, within thirty (30) days after a Notice of Termination has been given by Executive to the Company and such termination shall not be deemed to be a breach of this Agreement. For purposes of this Agreement, “Good Reason” shall mean: (i) any material and adverse change to Executive’s duties or authority which is inconsistent with his title and position of Chief Executive Officer, (ii) a diminution of Executive’s title or position as Chief Executive Officer; (iii) the relocation of Executive’s office outside of Bermuda; (iv) a reduction of Executive’s Base Salary as Chief Executive Officer; (v) a material reduction of Executive’s benefits provided under Section 3.1 other than a reduction permitted under terms and conditions of the applicable Company policy or benefit plan; or (vi) a failure by the Company to comply with any other material provisions of this Agreement with respect to Executive’s duties as Chief Executive Officer. For avoidance of doubt, the replacement of the Executive as Chairman of the Board of Directors (or any reduction in Executive’s duties as Chairman of the Board of Directors) will not form “Good Reason” for Executive to resign under this Agreement.

5.5. Without Good Reason. Executive may terminate his employment with the Company without Good Reason by giving written notice to the Company as provided in Section 6.3. Such notice must be provided to the Company at least thirty (30) days prior to such termination. Such termination shall not be deemed to be a breach of this Agreement.

5.6. Without Cause. The Company shall have the right to terminate Executive’s employment hereunder without Cause by providing Executive with written notice of termination as provided in Section 6.3, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. For avoidance of doubt, the replacement of the Executive as Chairman of the Board of Directors (or any reduction in Executive’s duties as Chairman of the Board of Directors) will not constitute a termination of Executive’s employment with or without Cause under this Agreement, and Executive shall remain employed in that event as Chief Executive Officer of the Company.

5.7. Expiration of the Term. Executive’s employment shall terminate upon the expiration of the Term, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

5.8. Notice of Termination. Any termination of Executive’s employment by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 6.3 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

5.9. Date of Termination. “Date of Termination means (i) if Executive’s employment is terminated by the Company for Cause or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein (but not more than thirty (30) days), as the case may be (although such Date of Termination shall retroactively cease to apply if the circumstances providing the basis of termination for Cause or Good Reason are cured in accordance with Section 5.1 or 5.4 of this Agreement, respectively), (ii) if Executive’s employment is terminated by the Company other than for Cause, the Date of Termination shall be the date set forth in the Notice of Termination, (iii) if Executive’s employment is terminated by Executive without Good Reason, the Date of Termination shall be the date set forth in the Notice of Termination, but no sooner than thirty (30) days after such Notice of Termination is received by the Company and (iv) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of Executive’s death or the Disability Effective Date, as the case may be.

5.10. Compensation upon Termination. In the event of the termination of Executive’s employment as Chief Executive Officer during or at the end of the Term, the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this Section 5.10 constitute liquidated damages for any claim of breach of contract under this Agreement as it relates to termination of his employment during the Term. Notwithstanding the foregoing, if Executive is entitled to the payments set forth in Section 5.10(b), Section 5.10(c) or Section 5.10(d) of this Agreement, Executive shall execute and agree to be bound by an agreement relating to the waiver and general release of any and all claims (other than claims for the compensation and benefits payable under Section 5.10(b), Section 5.10(c) or Section 5.10(d), as the case may be) arising out of or relating to Executive’s employment and termination of employment (the “Release”). Such Release shall be made substantially in the form attached hereto as Exhibit A, subject to such changes as may be required to preserve the intent thereof for changes in applicable law. For avoidance of doubt, the replacement of the Executive as Chairman of the Board of Directors (or any reduction in Executive’s duties as Chairman of the Board of Directors) will not constitute a termination of Executive’s employment with or without Cause under this Agreement or provide a basis for Executive to resign for Good Reason under this Agreement at the same compensation and with the same benefits as otherwise provided herein.

(a) In the event of termination of Executive’s employment by the Company as Chief Executive Officer for Cause or by Executive without Good Reason, or by reason of expiration of the Term, the Company shall pay Executive his accrued, but unpaid Base Salary and unpaid business expenses through the Date of Termination. To the extent required by law or as otherwise provided by Company policy, Executive shall also be paid his accrued, but unpaid vacation pay through the Date of Termination. The payments required by this paragraph shall be made within thirty (30) days following the Date of Termination.

(b) In the event of Executive’s death or the termination of his employment as Chief Executive Officer due to Disability, the Company shall pay to Executive (or his beneficiary(ies) or estate, as the case may be) an amount equal to the sum of (i) his accrued, but unpaid Base Salary through the date of termination of employment, (ii) earned, but unpaid Bonus for the year prior to the year of termination, (iii) a pro-rata portion of his Bonus (if any) for the year of death or termination for Disability, as determined in the good faith opinion of the Board based on the relative achievement of performance targets through the Date of Termination, and (iv) accrued vacation pay through the Date of Termination (the sum of the amounts in clauses (i) through (iv) hereof referred to as “Accrued Amounts”), as soon as practicable, but in no event later than thirty (30) days following the Date of Termination. Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company (except that the terms of the Consulting Agreement shall be rendered null and void and shall be replaced and superseded by this Agreement).

(c) In the event Executive’s employment as Chief Executive Officer ceases effective at the end of the Term, the Company shall pay Executive the Accrued Amounts and severance pay in the amount of $750,000 (U.S.) (minus applicable taxes and withholdings), payable as follows: (i) the first payment, of $375,000 (minus applicable taxes and withholdings) (“Initial Payment”) shall be made within ten (10) days of the date six (6) months following the termination of Executive’s employment; (ii) the remaining $375,000 (minus applicable taxes and withholdings) shall be paid in equal installments over the course of six (6) months beginning on the first payroll date following the Initial Payment in accordance with the Company’s regular payroll practices. Should termination occur pursuant to Section 5.6 (termination without Cause during the Term), the Company shall pay the Executive severance pay in the amount of $1,500,000 (U.S.) (minus applicable taxes and withholdings) as follows: (i) the first payment, of $750,000 (minus applicable taxes and withholdings), shall be made within ten (10) days of the date six (6) months following the termination of Executive’s employment; (ii) the remaining $750,000 (minus applicable taxes and withholdings) shall be paid in equal installments over the course of six (6) months beginning on the first payroll date following the payment of the first $750,000 in accordance with the Company’s regular payroll practices. Notwithstanding the foregoing, if such termination should occur pursuant to Section 5.4 (resignation for “Good Reason”) or following a “Change in Control,” then in lieu of the above severance amounts, Executive shall receive severance payments equal to the following: (i) if Executive is terminated December 31, 2007 or earlier, he shall receive an amount equal to two (2) times his then current Base Salary and last paid Bonus or Target Bonus (whichever is greater) (minus applicable taxes and withholdings) and (ii) if Executive is terminated after December 31, 2007, he shall receive an amount equal to three (3) times his then current Base Salary and last paid Bonus or Target Bonus (whichever is greater) (minus applicable taxes and withholdings). Payment of the above amounts to Executive upon a Change in Control or upon Resignation for Good Reason shall be made as follows: (i) the first payment (“First Payment”), consisting of half the total Base Salary and Bonus due (minus applicable taxes and withholdings) shall be made within ten (10) days of the date six (6) months following the Date of Termination; (ii) the remaining payments, consisting of the second half of the total Base Salary and Bonus due (minus applicable taxes and withholdings), shall be paid in equal installments in accordance with the Company’s regular payroll practices over the course of the six (6) months beginning on the first payroll date after the First Payment. Executive agrees that the first month of severance pay in this Section 5.10(c) shall be deemed severance pay in lieu of notice under the Bermuda Employment Act 2000 (“Act 2000”), and that the Company shall have no other liability to Executive under Act 2000. In addition, should Executive’s employment be terminated prior to the end of the Term under this Section 5.10(c), the Company will reimburse Executive for any unexpired portion of any remaining housing lease obligations in Bermuda.

(d) (i) Anything in this Agreement to the contrary notwithstanding, in the event that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any entity which effectuates a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in either case, within the meaning of Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (a “Change in Ownership”), to or for the benefit of Executive (the “Payments”) is subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then, the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax, but excluding any taxes or penalties under Section 409A of the Code) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income. Notwithstanding the foregoing provisions of this Section 5.10(d)(i), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 15% of the aggregate payments, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 5.10(c), unless an alternative method of reduction is elected by Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(ii) Subject to the provisions of Section 5.10(d)(i), all determinations required to be made under this Section 5.10(d), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Ownership (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 5.10(d) with respect to any Payments made to Executive shall be made no later than thirty (30) days following such Payment. The Determination by the Accounting Firm shall be binding upon the Company and Executive.

(iii) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

(e) Executive’s rights upon termination of employment with respect to equity awards shall be governed by the terms and conditions of the plan and any agreements or as established by the Company with respect to such awards.

(f) Except as provided in this Section 5.10, Executive shall not be entitled to compensation as a result of any termination of his employment with the Company.

ARTICLE VI.

MISCELLANEOUS

6.1 Mitigation; Offset. Except as specifically provided hereunder, Executive shall not be required to mitigate damages resulting from his termination of employment and the amounts payable to Executive pursuant to this Agreement shall not be offset or reduced by any other compensation earned by Executive other than with respect to any loans between the Company and Executive.

6.2 Benefit of Agreement; Assignment; Beneficiary.

(a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors, including, without limitation, any assignment to a corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to Executive’s estate.

(b) The Company shall require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.3 Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company to its principal executive offices, Attention: Corporate Secretary, or to such other address and/or to the attention of such other person as the Company shall designate by written notice to Executive; and (b) in the case of Executive, to the Company’s address or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given, if in person, or two (2) days following depositing such notice in the mail or its equivalent.

6.4 Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of Executive’s employment during the Term and except as otherwise provided herein, supersedes any and all prior agreements and understandings, including, without limitation, the Consulting Agreement, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

6.5 Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

6.6 Headings. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.7 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without reference to the principles of conflict of laws.

6.8. Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

6.9. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations, including, but not limited to, Article IV.

6.10. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

6.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.12. Indemnification. The Company will indemnify and hold Executive harmless both during and after the Term to the fullest extent permitted by law with regard to actions or inactions in relation to the Executive’s employment as a director and officer of the Company and will, during and after the Term, maintain adequate directors and officers insurance for Executive to cover any such liability (but in no event less than that maintained for any other director or officer of the Company). Costs and expenses (including attorney’s fees) incurred by Executive in defending or investigating any action, suit, proceeding or investigation shall be paid by the Company, in advance of final disposition of such matter.

6.13. Arbitration. Except as otherwise provided in Article IV of this Agreement, if any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in Bermuda in accordance with the rules and procedures of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own legal fees and expenses incurred in connection therewith. Notwithstanding the foregoing, following a “Change in Control” or resignation for “Good Reason,” the Company shall reimburse Executive for his reasonable legal fees and expenses incurred in any such dispute if Executive is successful on any material claims raised in such dispute.

6.14. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

6.15. Representation. Executive represents and warrants to the Company that (i) to the best of his knowledge, neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound other than potential confidentiality issues under Bermuda law and (ii) he has Bermuda status under the meaning of Bermuda law.

6.16. Section 409A. If any payments of money, delivery of shares of Company common stock or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments, delivery of shares or other benefits shall be deferred if deferral will make such payment, delivery of shares or other benefits compliant under Section 409A of the Code; otherwise such payment, delivery of shares or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company and reasonably acceptable to Executive, that does not cause such an accelerated or additional tax.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written.

MAX RE CAPITAL LTD.

By:	/s/ Peter A. Minton

Name: Peter A. Minton Title: Executive Vice President Date: December 8, 2006

Executive:	/s/ W. Marston Becker
Name: W. Marston Becker
Date: December 8, 2006

EXHIBIT A

GENERAL RELEASE

1. Termination of Employment. W. Marston Becker (“Executive”) and Max Re Capital Ltd. (“Company”) acknowledge that Executive’s last day of employment with the Company is       (the “Termination Date”).

2 Full Release. In consideration of the amounts set forth in the Employment Agreement, by and between the Company and Executive, dated as of November      , 2006 (the “Employment Agreement”) Executive, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges Company, its officers, directors, employees, agents, insurers, subsidiaries, parents, affiliates, successors and assigns (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, through the date of this Agreement, against the Company Entities arising out of or in any way related to Executive’s employment or termination of his employment; provided, however, that this shall not be a release with respect to any amounts and benefits owed to Executive pursuant to the Employment Agreement upon termination of employment, Executive’s equity grants in the Company, employee benefit plans of the Company, or Executive’s right to indemnification and directors and officers insurance as provided in Section 6.12 of the Employment Agreement.

3. Waiver of Rights Under Other Statutes. Executive understands that this Agreement waives all claims and rights Executive may have under certain statutes, if applicable, including without limitation, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Bermuda Employment Act 2000; the Bermuda Human Rights Act 1981; and under all other statutes, regulations, common law, and other laws in any and all jurisdictions (including, but not limited to, Bermuda) that in any way relate to Executive’s employment or the termination of his employment.

4. Informed and Voluntary Signature. No promise or inducement has been made other than those set forth in this Agreement. This Agreement is executed by Executive without reliance on any representation by Company or any of its agents. Executive hereby acknowledges that he has read and understands this Agreement and that he affixes his signature hereto voluntarily and of his own free will.

5. Waiver of Rights Under the Age Discrimination Act. Executive understands that this Agreement, and the release contained herein, waives all of his claims and rights under the ADEA. The waiver of Executive’s rights under the ADEA does not extend to claims or rights that might arise after the date this Agreement is executed. The monies to be paid to Executive hereunder are in addition to any sums to which Executive would be entitled without signing this Agreement. For a period of seven (7) days following execution of this Agreement, Executive may revoke the terms of this Agreement by a written document received by the General Counsel of the Company on or before the end of the seven (7) day period. The Agreement will not be effective until said revocation period has expired. Executive acknowledges that he has been given up to 21 days to decide whether to sign this Agreement. Executive has been advised to consult with an attorney prior to executing this Agreement and has been given a full and fair opportunity to do so.

6. Miscellaneous.

(a) This Agreement shall be governed in all respects by the laws of the State of New York without regard to the principles of conflict of law.

(b) In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

(e) This Agreement and the Employment Agreement represent the entire agreement between the parties with respect to the subject matter hereto and may not be amended except in a writing signed by the Company and Executive. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Employment Agreement.

(f) This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Entities and the Releasors.

IN WITNESS THEREOF, Executive and Company have executed this Agreement on this      day of      ,      .

By:
Name:
Title:

(SIGNED, SEALED AND DELIVERED IN HAMILTON, BERMUDA)

W. Marston Becker